UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2016

AMERICAN AIRLINES GROUP INC.

AMERICAN AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8400	75-1825172
Delaware	1-2691	13-1502798
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 Amon Carter Blvd., Fort Worth, Texas	76155
4333 Amon Carter Blvd., Fort Worth, Texas	76155
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(817) 963-1234

(817) 963-1234

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 15, 2016 (the “Closing Date”), American Airlines, Inc. (“American”) and American Airlines Group Inc. (“AAG”) entered into an Amended and Restated Credit and Guaranty Agreement (the “Amended Agreement”), amending the Loan Agreement dated as of May 23, 2013 (the “2013 Loan Agreement”), among American (as successor in interest to US Airways, Inc., as borrower), as the borrower, AAG, as parent and guarantor (as successor in interest to US Airways Group, Inc., as parent and guarantor), the lenders from time to time party thereto, Citibank N.A., as administrative agent and collateral agent (as successor in interest to Citicorp North America Inc., as administrative agent and collateral agent), and certain other parties thereto. The Amended Agreement provides for a $1.25 billion term loan facility (the “Term Loan Facility”) and a revolving credit facility that may be established in the future (the “Revolving Credit Facility”).

Immediately prior to the Closing Date, $970.0 million principal amount of loans were outstanding under the 2013 Loan Agreement. On the Closing Date, American borrowed $1.25 billion under the Term Loan Facility. The incremental proceeds of the Term Loan Facility will be used for general corporate purposes. Term loans under the Amended Agreement mature on December 14, 2023.

Voluntary prepayments may be made by American at any time, with a premium of 1% applicable to certain prepayments made prior to the date that is six months following the Closing Date. Mandatory prepayments at par of term loans and/or revolving loans (if any) under the Amended Agreement are required to the extent necessary to comply with American’s covenants regarding the collateral coverage ratio and certain dispositions of the Collateral (as defined herein). In addition, if a “change of control” (as defined in the Amended Agreement) occurs with respect to AAG, American will be required to repay at par the loans outstanding under the Amended Agreement and terminate any Revolving Credit Facility.

Borrowings under the Term Loan Facility bear interest at an index rate plus an applicable index margin or, at American’s option, LIBOR (subject to a floor of 0.75%) plus an applicable LIBOR margin for interest periods of one, three or six months (or, if available to all affected Lenders, 12 months or a shorter period). The LIBOR margin is 2.50% for borrowings under the Term Loan Facility.

The obligations of American under the Amended Agreement are secured by a lien on certain airport take-off and landing slots at LaGuardia Airport and Ronald Regan Washington National Airport and certain flight simulators owned by AAG or its restricted subsidiaries (the “Collateral”). American has the ability to add certain types of assets to the Collateral and, subject to certain conditions, release Collateral, in each case from time to time at its discretion.

The Amended Agreement requires American to periodically appraise the value of the Collateral and calculate the collateral coverage ratio. If the calculated collateral coverage ratio is below 1.6 to 1.0, American may be required either to provide additional Collateral (which may include cash collateral) to secure its obligations under the Amended Agreement or repay the loans under the Amended Agreement or certain other indebtedness, in such amounts that the recalculated collateral coverage ratio, after giving effect to any such additional collateral or repayment, is at least 1.6 to 1.0.

The Amended Agreement also includes affirmative, negative and financial covenants that, among other things, limit the ability of AAG and its restricted subsidiaries to pay dividends and make certain other payments, make certain investments, incur liens on the Collateral, dispose of the Collateral, enter into certain affiliate transactions and engage in certain business activities, in each case subject to certain exceptions. In addition, under the Amended Agreement, AAG must maintain a minimum aggregate liquidity of $2.0 billion.

The Amended Agreement contains events of default customary for similar financings, including cross-default to other material indebtedness. Upon the occurrence of an event of default, the outstanding obligations under the Amended Agreement may be accelerated and become due and payable immediately.

American and AAG have a number of other commercial relationships with the lenders and other parties to the Amended Agreement. From time to time, several of such lenders and parties or their affiliates perform investment banking and advisory services for, and furnish general financing and banking services to, American, AAG and their affiliates.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, American Airlines Group Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AIRLINES GROUP INC.

Date: December 15, 2016	By:	/s/ Derek J. Kerr
Derek J. Kerr Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, American Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AIRLINES, INC.

Date: December 15, 2016	By:	/s/ Derek J. Kerr
Derek J. Kerr Executive Vice President and Chief Financial Officer